Exhibit 3.1

FORM OF CERTIFICATE OF INCORPORATION

OF THE SURVIVING CORPORATION

FIRST: The name of the corporation is CTI BioPharma Corp. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000), consisting of 1,000 shares of Common Stock, having a par value of $0.01 per share.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.	The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation.

2.	Election of directors need not be by written ballot.

3.	The board of directors of the Corporation is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.

SIXTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this Article SIXTH shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability or any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

SEVENTH: To the fullest extent permitted by applicable law, as amended from time to time, the Corporation is authorized to provide indemnification for (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any repeal or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

EIGHTH: Subject to such limitations as may be from time to time imposed by other provisions of this Second Amended and Restated Certificate of Incorporation, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Second Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

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